UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2025

PERIMETER SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41027	33-2098357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)
8000 Maryland Avenue, Suite 350
Clayton, Missouri 63105
(Address of principal executive offices, including zip code)
(314) 396-7343
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PRM	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry Into a Material Definitive Agreement.

Stock Purchase Agreement

On December 9, 2025, Perimeter Solutions North America, Inc., a Delaware corporation (the “Buyer”), a wholly-owned subsidiary of Perimeter Solutions, Inc. (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and among the Buyer, the Company, Thunderbird Midco, LLC, a Delaware limited liability company, and its subsidiaries (“MMT”), the equity holders of MMT (the “Sellers”), and certain other parties thereto pursuant to which the Buyer will acquire all of the outstanding capital stock of MMT from the Sellers for $685 million in cash, subject to certain customary adjustments as set forth in the Purchase Agreement (the “Acquisition”).

The Acquisition is subject to various closing conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any legal restraint preventing the consummation of the Acquisition or any transactions contemplated thereby, (iii) the accuracy of each party’s representations and warranties (subject to materiality qualifiers) and performance by the parties of their respective obligations under the Purchase Agreement, (iv) the absence of a material adverse effect on MMT and (v) the satisfaction of other conditions customary for a transaction of this type.

The Purchase Agreement contains certain termination rights for the Buyer and the Sellers, including if (i) the Closing does not occur within 120 days, subject to extension in accordance with the terms of the Purchase Agreement, (ii) the other party breaches any of its representations, warranties or covenants (subject to materiality thresholds and cure periods) or (iii) a legal restraint preventing the Acquisition has become final and nonappealable.

The Purchase Agreement contains customary representations, warranties and covenants of the Buyer, the Company, MMT and the Sellers, which shall survive the Closing. Buyer and the Sellers have agreed to indemnify each other for certain breaches of representations, warranties and covenants.

The Company expects to use cash on hand and new secured debt financing to fund the Acquisition. Subject to the satisfaction or waiver of customary closing conditions, the Transaction is expected to close in the first quarter of 2026.
The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2025.

The Purchase Agreement will be included to provide investors and security holders with information regarding its terms. It is not intended to provide any financial or other information about the Sellers, MMT, the Company or their respective subsidiaries and affiliates. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by each party in connection with the signing of the Purchase Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the parties rather than establishing certain matters as facts. The Company’s investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Sellers, MMT, the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01     Regulation FD Disclosure.

On December 10, 2025, the Company issued a press release relating to the Acquisition described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On December 10, 2025, the Company posted an investor presentation relating to the Acquisition. A copy of the investor presentation is furnished as Exhibit 99.2 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 in the investor relations section of its website and the press release attached hereto as Exhibit 99.1 and the investor presentation attached hereto as Exhibit 99.2 relating to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits
The following exhibits are being furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release issued by Perimeter Solutions, Inc. on December 10, 2025.
99.2	Investor Presentation posted by Perimeter Solutions, Inc. on December 10, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Perimeter Solutions, Inc.

Date: December 10, 2025	By:	/s/ Kyle Sable
Kyle Sable
Chief Financial Officer